FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE ("Amendment") is made effective as of November 19th 2012 (the "Effective Date"), by and among WEST·BLOOM INDUSTRIAL, LLC, a Minnesota limited liability company ("Landlord"), ATMI PACKAGING, INC., a Minnesota corporation ("Tenant"), and
ATMI, INC., a Delaware corporation ("Guarantor").

RECITALS

A. West Real Estate and Management, Inc., a Minnesota corporation ("Original Landlord"), and Tenant previously entered into that certain Lease dated October 21, 2004 (the "Original Lease") pertaining to certain "leased premises," as more particularly described in the Original Lease, located at 10851 Louisiana Avenue South. Bloomington, Minnesota, consisting of approximately 68,040 square feet. The Original Lease was amended by that certain First Addendum to Lease dated February 23, 2005 ("First Addendum"), that certain First Amendment to Lease dated September 23, 2008 ("First Amendment"), that certain Second Amendment to Lease dated March 5, 2009 (''Second Amendment"), that certain Third Amendment to Lease dated February 5,2010 ("Third Amendment”), and that certain Fourth Amendment to Lease dated May 12, 2010 ("Fourth Amendment"). Collectively, the Original Lease, First Addendum, First Amendment, Second Amendment, Third Amendment, and Fourth Amendment are referred to herein as the "Lease".

B. Original Landlord assigned its interest in the Lease to Landlord pursuant to that certain
Assignment and Assumption of Leases dated June 26, 2012.

C. Guarantor has guaranteed all of Tenant's obligations under the Lease.

D. Landlord, Tenant and Guarantor desire to amend certain terms of the Lease, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. DEFINITIONS. Any term capitalized herein but not otherwise defined herein shall have the meaning provided for in the Lease.

2.    EXTENSION OF LEASE TERM. 'The expiration date of the term of the Lease is hereby extended to August 31, 2018 (the "Expiration Date',). For purposes of the Lease, the period commencing on September 1, 2013 and expiring on August 31, 2018 is referred to as the "Extended Term".     Notwithstanding anything in the Lease to the contrary, Tenant has no rights of first refusal or first offer on any space in the building of which the leased premises is a part.

3. BASE RENT. Tenant shall pay the following base rent during the Extended Term:

Term	S/Square Foot	Annual Base Rent	Monthly Base Rent
9/1/2013 - 8/31/2014	$5.10	347.004.00	$28,917.00
9/1/2014 - 8/31/2015	$5.20	$353,808.00	$29,484.00

9/1/2015 - 8/31/2016	$5.31	$361,292.40	$30,107.70
9/1/2016 - 8/31/2017	$5.41	$368,096.40	$30,674.70
9/1/2017 - 8/31/2018	$5.52	$375,580.80	$31,298.40

All such base rent will be payable by Tenant in accordance with the terms of the Lease. In addition to base rent, during the Extended Term, Tenant shall continue to pay all additional rent (including without limitation real estate taxes and Operating Expenses) in accordance with the terms and conditions of the Lease, without offset or demand.

4. EARLY TERMINATION OPTION. Provided that Tenant is not in default under the terms and conditions of this Lease, either at the time of exercise or the time of termination, subject to and in accordance with this Section 4, Tenant may terminate the Lease prior to the Expiration Date (the "Early Termination Option"), such termination to be effective as of August 31, 2016 (the "Early Termination Date"). To exercise the Early Termination Option, Tenant must: (a) deliver written notice to Landlord indicating that Tenant desires to terminate the Lease at least nine (9) months prior to the Early Termination Date; and (b) concurrently with delivery of such written notice, pay to Landlord a payment equal to four (4) months of base rent at the rate in effect at the time of such notice, plus an amount equal to any unamortized brokerage commissions paid to Tenant's Broker (defined below) in connection with this Amendment. Tenant is not entitled to exercise the Early Termination Option if Tenant is in default under the Lease either when Tenant delivers the exercise notice to Landlord or upon the Early Termination Date. The Early Termination Option shall automatically terminate and be of no further force and effect if: (1) Tenant fails to deliver notice of Tenant's desire to exercise the Early Termination Option within the time frame specified herein; or (2) Tenant fails to meet the terms and conditions for the Early Termination Option as set forth herein. The Early Termination Option may not be assigned or transferred by Tenant. Except as provided in this Section 4, Tenant has no other options to terminate the Lease.

6. CONDITION OF PREMISES. Tenant is in possession of the leased premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except the improvements as provided in Section 7 below.

7. LEASEHOLD IMPROVEMENTS. Landlord shall complete, or cause to be completed, within a reasonable time after the Effective Date of this Lease, the following improvements upon the terms and conditions of this Section 7:

(a) Parking Lot: Landlord shall, at its sole cost and expense, repair all depressions located on the parking lot which, in the opinion of a licensed professional, constitute a hazard as a result of such depressions collecting water and the freezing of such collected water.

(b) Front Office HVAC: Landlord shall (i) rebalance the HVAC system serving the front office of the leased premises, and (ii) install a thermostat in the front office or the conference room, the final location of which is to be determined by Landlord and Tenant. Landlord shall be responsible for the cost of the improvements described in this Section 7(b) in an amount not to exceed $5,800.00. Tenant shall be responsible for the costs of the improvements described in this Section 7(b) to the extent that they exceed $5,800. At Landlord's election, Tenant shall pay any such costs in excess of $5,800.00 directly to the applicable provider or reimburse Landlord within ten (10) days after receipt of an invoice therefor.

(c) Electrical Panel Expansion: Landlord shall expand the electrical panel that serves the front office of the leased premises, the specifications and location of which shall be determined by

Landlord and Tenant. Landlord shall be responsible for the cost of the improvements described in this Section 7(c) in an amount not to exceed $14,000.00. Tenant shall be responsible for the costs of the improvements described in this Section 7(c) to the extent that they exceed $14,000.00. At Landlord's election, Tenant shall pay any such costs in excess of $14,000.00 directly to the applicable provider or reimburse Landlord within ten (10) days after receipt of an invoice therefore.

Landlord shall not charge Tenant a construction management fee for the improvements described in this Section 7. Landlord and Tenant shall work in good faith to competitively bid the scope of the work for the improvements described in Sections 7(b) and 7(c) to at least three mutually acceptable contractors and/or specialty vendors. Tenant shall allow Landlord and its agents, representatives and contractors to access the leased premises at all reasonable times to complete the improvements described in this Section

8. EXTENSION OPTION. Provided that Tenant is not in default under any of the terms and conditions of the Lease (as amended hereby), Tenant shall have the right to extend the term of the Lease for one additional period of sixty (60) months (the "Extension Option") from and after the Expiration Date (the "Extension Termination Date") by written notice to Landlord given at least nine (9) months prior to the Expiration Date. In the event the Extension Option is timely exercised, the term of the Lease shall be extended on the same terms and conditions, except that the base rent during the Extension Option term shall be equal to the fair market rental value of the leased premises, as determined below. Except as provided in this Section 8, Tenant has no other options to extend or renew the term of the Lease.

Landlord and Tenant shall endeavor in good faith to reach agreement on the then current fair market rental value of the leased premises. In no event shall the base rent for the Extension Option term be less than the base rent for the last year of the Extended Term.

If Landlord and Tenant are unable to agree on the fair market rental value of the leased premises on or before the date that is one hundred twenty (120) days prior to the Expiration Date, the same shall be determined by arbitration conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). The parties shall attempt to agree on a single arbitrator (a "Referee"). The Referee must be a real estate broker licensed by the jurisdiction where the leased premises is located with at least ten (10) years of leasing experience in the locality where the leased premises is located. If the parties cannot agree on the appointment of the Referee either party may request the AAA to appoint a Referee meeting the foregoing requirements. If the AAA shall fail to appoint such a Referee within ten (10) days of such request, either party may apply to a court of competent jurisdiction for the appointment of a Referee. Within fifteen (15) days after the selection of the Referee, the parties shall submit to the Referee their respective estimates of the fair market rental value of the leased premises. Within thirty (30) days following the selection of the Referee, the Referee shall, without adding to, subtracting from or otherwise modifying the Lease (as amended hereby) or such estimates, select one of the estimates to be the fair market rental value. The Referee's decision shall be final.

If the base rent for the Extension Option term is not determined prior to the commencement of such Extension Option term, Tenant shall continue to pay the base rent for the term as currently in effect pursuant to the Lease (as amended hereby). When the fair market rental value for the Extension Option term is determined, the base rent for such period shall be recomputed and if such recomputed base rent for such period is in excess of such interim base rent paid for such period, Tenant shall immediately pay Landlord an amount equal to such excess. Conversely, if such recomputed base rent for such period is less than such interim base rent paid for such period, Landlord shall apply such amount against the next installment(s) of base rent coming due under the Lease (as amended hereby).

9. SECURITY DEPOSIT. Landlord acknowledges that it is holding a security deposit in the amount described in the Original Lease. Landlord shall continue to hold such Security Deposit pursuant to the terms of the Lease.

10. MISCELLANEOUS. With the exception of those matters set forth in this Amendment, Tenant's leasing of the leased premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. The parties acknowledge that the Lease is a valid and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy at law or in equity. This Amendment may be signed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. The Lease as modified by this Amendment constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties. Delivery by Landlord or Tenant of faxed or emailed signatures of this Amendment shall be deemed original signatures for all purposes.

11. BROKERAGE. Tenant represents and warrants to Landlord that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Amendment except for CBRE ("Tenant's Broker"), and agrees to release, indemnify, defend and hold Landlord harmless from and against any claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents other than Tenant's Broker and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents other than Tenant's Broker claiming by, through or on behalf of it with respect to the Lease or the negotiation of this Amendment. Landlord will pay a leasing commission to Tenant's Broker, which shall be due and payable pursuant to a separate commission agreement between Landlord and Tenant's Broker.

12. TENANT REPRESENTATIONS. Tenant hereby represents to Landlord that there has been no assignment of Tenant's interest under the Lease and no sublease of all or any portion of the leased premises by Tenant. Without limiting any of the foregoing or any other provision of the Lease, Tenant hereby reaffirms and acknowledges its representations and warranties made under the Original Lease pursuant to Section 28.2 thereof regarding Hazardous Materials and Tenant's indemnification obligations under Section 35.1 thereof. To Tenant's knowledge, there are no existing defenses, claims or offsets which Tenant has against the enforcement of the Lease, and Landlord and Tenant are not currently in default under the Lease.

13. NOTICE. Landlord hereby notifies Tenant that Landlord's notice address shall be: 1660
Highway 100, Suite #105, St. Louis Park, MN 55416.

14. ADDITIONAL TENANT WORK. Landlord hereby approves of the additional leasehold improvements specifically defined by the "scope of work" as set forth on the attached Exhibit A ("Additional Work") and the drawing also attached as Exhibit A (the "Leasehold Improvement Plans"). Except for the Additional Work as described in the Leasehold Improvement Plans, Landlord does not consent to or approve of any other alterations or improvements to the leased premises. Paragraph 4 of the First Amendment (as amended) is hereby amended to include all of the Additional Work as an addition to those items already defined in numbers 1-5 therein. Tenant hereby acknowledges, agrees and confirms that at the expiration or sooner termination of the Lease, Tenant shall be required to remove the Additional Work and restore the leased premises to its original condition as set forth in Section 9 of the Lease (as amended).

[Signature page follows]

IN WITNESS WHEREOF, the foregoing Amendment is dated effective as of the date and year first above written.

LANDLORD:

WEST-BLOOM INSTRUSTRIAL, LLC

By:	/s/ Thomas E. Noble
Thomas E. Noble
Its: Chief Manager

TENANT:

ATMI PACKAGING. INC.

By:	/s/ Timothy C. Carlson
Timothy C. Carlson
Its: Executive VP & CFO

GUARANTOR:

Guarantor hereby reaffirms and shall be bound by
the Guaranty attached as Exhibit B to the Original Lease.

ATMI.INC.
	By:	/s/ Douglas A. Neugold
Douglas A. Neugold
Its: President & CEO

EXHIBIT A

Leasehold Improvement Plans and Scope of Work/Additional Work

November 19, 2012

This letter defines the installation and removal/repair methods of a 3/4 inch natural gas line feed for the to be installed generator on the building's north side. At lease termination and at its cost, ATMI agrees to repair damage to the exterior fabcon panel in the following manner.

The gas line will be mounted to the fabcon panel with three single hole split ring clamps each secured by a 3/8 inch mounting screw. Each hole will be a maximum of 1/2 inch in diameter. A maximum of four single hole split ring clamps will be allowed. However, it is expected that three will be used as the exact gas line mounted on the northwest comer of the building has the same three clamps securing it.

These 4 holes will be repaired by installing a lightweight concrete in the holes and finishing the interior by smoothing the installed concrete and finishing the exterior with color matching aggregate to be purchased and supplied by the panel manufacturer, Fabcon, at 952-707-5500.

Connection to existing gas main on roof
Gas line anchor max (4)
Natural Gas connection 3/4"
Wall
Switch gear
concrete cut for excavation 3' x 3'
Existing concrete slab
Generator
Concrete slab 6" min thickness
Existing asphalt
approx. excavation
Footing
3" conduit piped up to location under generator
3/4" conduit for spare if needed in future
not connected to building